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                                                             EXHIBIT 21.1

                       SUBSIDIARIES OF THE COMPANY


National Oilwell (U.K.) Limited
National-Oilwell Canada Ltd.
National-Oilwell Pty Ltd.
National-Oilwell Pte. Ltd.
National-Oilwell International, Inc.
Natoil, Inc.
NOW Oilfield Services, Inc.
National-Oilwell de Venezuela
National-Oilwell, L.P.